Exhibit 10.1

                                SUPPLY AGREEMENT

This Agreement is made and entered into as of November 24, 2004, (the "Effective Date") by and between:

Accelr8 Technology Corporation, 7000 N. Broadway, Bldg 3-307, Denver, CO 80221, ("Accelr8"); and Schott Jenaer Glas GmbH ("SCHOTT"), Otto-Schott-Strasse 13, 07745 Jena, Germany, each a Party and collectively the Parties to this Agreement.

                                   WITNESSETH:

Whereas the Parties wish Accelr8 to supply SCHOTT with materials for a market development period; and SCHOTT wishes Accelr8 to serve as SCHOTT's supplier of OptiChem TM- Streptavidin coated microarraying slides (the "Product(s)") which SCHOTT wishes to re-sell and Accelr8 is willing to supply and sell the same to SCHOTT; and Acce1r8 wishes SCHOTT to provide a reciprocal Supply Agreement for glass substrates during the period when Accelr8 manufactures slides; the Parties agree to the terms and conditions hereinafter set forth,

Now, therefore, in consideration of the mutual covenants herein contained, it is agreed as follows:

1. TERMS OF SALES AND PURCHASE OF THE PRODUCTS

     1.1 Supply. During the term of this Agreement, Accelr8 will sell the Products to SCHOTT on a non-exclusive basis as defined in the Exclusive Technology Transfer License, and SCHOTT will purchase the Products from Accelr8, in accordance with the terms and conditions set forth herein. During the term of this Agreement, Accelr8 will purchase glass substrates from SCHOTT for use in the products supplied to Schott and for general manufacturing. During the term of the agreement, Accelr8 will not sell to coated substrate competitors other than SCHOTT for resale.

     1.2 Placement of Orders. Prior to the execution of this Agreement, SCHOTT has the right to place an initial order for one thousand (1,000) Products, which are to be treated under the same terms and conditions as Products purchased within the term of this Agreement. Within the term of this Agreement, SCHOTT will purchase an additional nine thousand (9,000) Products at a shipment rate of approximately 1,600 per month. Accelr8 and SCHOTT will cooperatively exert best efforts to resolve any complaints by SCHOTT customers who have been supplied with comparable Products manufactured prior to the execution of this Agreement.

     1.3 Failure or Delay in Supply. Accelr8 shall not be liable for any failure or delay in filling SCHOTT orders due to any events beyond the reasonable control of Accelr8; provided, however, that Accelr8 shall notify SCHOTT promptly of anticipated delays, and shall use all reasonable commercial efforts to fill such orders as soon as possible.

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     1.4 Additional Licensing Option. Accelr8 grants an exclusive option to
SCHOTT until December 31, 2005, to negotiate an exclusive license for the application of OptiChemR coatings on microtiter plates. In return, SCHOTT will provide 7,500 glass slide substrates to Accelr8 at no charge.

     1.5 Free Samples. Accelr8 will provide 100 Products to SCHOTT at no charge prior to the execution of this Agreement. In return, SCHOTT will provide 100 glass slide substrates to Accelr8 at no charge.

2. SHIPMENT OF THE PRODUCTS

     2.1 Packaging and Shipment. SCHOTT will supply Accelr8 with slide mailers and pouches with SCHOTT labeling. Acce1r8 shall deliver the Products to SCHOTT at the address and in the manner specified on the Purchase Order. Accelr8 shall use reasonable efforts to package the Product for shipment in a manner that assures it will arrive at SCHOTT's facility in good condition and within the agreed quality specifications. The coated substrates must remain stable with a shelf life of at least six (6) months effective from the respective shipment date of the Products ex Denver (i. e., meet the specifications listed in Attachment B and the product warranty listed in Attachment D) when using the handling instructions provided by Accelr8.

     2.2 Packing List. Accelr8 shall include a packing list with each shipment of the Product which win contain the following information: (i) SCHOTT purchase order number; (ii) Accelr8 Product number, (iii) quantity of Product; (iv) Accelr8 lot number; and (v) Certificate of Quality, as set forth in Attachment
B. Accelr8 will send SCHOTT copies of each invoice and packing list via facsimile at the time of shipment.

     2.3 Notification. Accelr8 shall notify SCHOTT promptly, it: at the time it receives a purchase order for Product it does not have in its inventory sufficient raw materials, products, or components to manufacture the Product covered by the Purchase Order, or if it has reason to believe that it may not be able to meet one or more delivery dates due to problems with its _operations or supply of raw materials, parts, or components. After SCHOTT receives Accelr8's notice, the parties shall discuss in good faith how to fulfill SCHOTT's purchase order.

3. PRICING OF THE PRODUCTS

     The price for the Products sold to SCHOTT shall be the price set forth in Attachment A The price for the Products shall be valid commencing on the Effective Date, and shall be firm for six (6) months from the Effective Date.

4. QUALITY CONTROL

     4.1 Quality Specifications. The Products shall meet the Specifications as set forth in Attachment B hereto upon delivery to SCHOTT, and shall be subject to quality control inspections by Accelr8, in accordance with Accelr8's quality control standards, which Aecelr8 shall disclose to SCHOTT.

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     4.2 Inspection; Non-Conformity SCHOTT shall inspect the Products upon receipt. If SCHOTT shall discover damage to the packaging with apparent damage to the Products, or incorrect contents, SCHOTT shall promptly notify Accelr8, but in no event later than fifteen (15) days after receipt of the Products, intended for SCHOTT internal use, or within 15 days within SCHOTT's receipt of non-conforming products complaint from SCHOTT's customers. Upon request by Accelr8, SCHOTT shall return the damaged or incorrect Products to Accelr8. Accelr8 shall use reasonable commercial efforts to replace such Products within fifteen (15) days, but in any event within thirty (30) days. In the event Acce1r8 is not able to make such replacement, . Accelr8 shall refund the cost of damaged Products to SCHOTT. These remedies are SCHOTI" s exclusive remedies.

     4.3 Manufacturing Changes. Accelr8 shall notify SCHOTT in writing of any changes it plans to make in raw materials or their supplier or in its manufacturing procedures or processes at least sixty (60) days before making the changes. SCHOTT will have the right, but not the obligation, to review and approve the proposed changes, provided that such approval shall not be unreasonably withheld, and provided further that, if SCHOTT does not notify Accelr8 within thirty (30) days of receipt of such notice from Accelr8, SCHOTT shall be deemed to have approved such changes. In the event of production changes, Accelr8 and SCHOTT will cooperatively exert best efforts to resolve issues attributable to said changes that arise from complaints by SCHOTT customers who have compared Products manufactured before and after said changes.

     4.4 MSDS. Accelr8 shall provide SCHOTT with complete and accurate Material Safety Data Sheets ("MSDS's") for the Products which Accelr8 sells to SCHOTT pursuant to this Agreement. Accelr8 agrees that SCHOTT may refer to the information provided by Accelr8 when informing its employees and customers about the risks associated with the Products and the safe handling and use of the Product.

5. PAYMENT

     SCHOTT shall pay for all Products purchased from Acce1r8 which conform to the Specifications as defined in Attachment B within thirty (30) days after receipt of the invoice for such Products. All Payments due hereunder shall be made in U.S. dollars (USD) by bank transfer.

6. SALES AND MARKETING

     6.1 SCHOTT has the exclusive right (as defined in the Exclusive Technology Transfer. License) to sell Products on its own to any account, with the exception of the accounts listed in Attachment C. SCHOTT may participate in marketing with Accelr8 to those accounts listed in Attachment C, with the provision that revenue from these accounts belongs to Accelr8 during the term of this Agreement.

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     6.2 Accelr8 agrees to provide best reasonable efforts to assist SCHOTT with technical support as SCHOTT introduces the Products to new accounts. SCHOTT may request additional support under the terms of the Exclusive Technology Transfer License.

7. FORCE MAJEURE

     Neither party shall be liable to the other for any failure to make or take any delivery of the Product, to the extent that such failure is caused by any act of God, war, civil commotion, strike, or other industrial dispute or any other occurrence or event outside the reasonable control of either party. Provided, however, that if any such failure should occur under such circumstances, the party at mutt shall promptly notify the other in writing, and if such failure shall continue for a period of more than three (3) calendar months, the other party may terminate the Agreement to take effect immediately without recourse from the other.

8. DURATION. TERMINATION AND BREACH

     8.1 Term. This Agreement shall commence on the Effective Date and shall remain in force for a period of six (6) months or until complete delivery, unless otherwise terminated under any provision of this Agreement.

     8.2 Default. Either party may terminate this Agreement for any material breach by the other party thirty (30) days after giving written notice to the breaching party requiring it to make good such breach, if the breach remains uncured at the end of the notice period.

     8.3 Bankruptcy. Either party may terminate this Agreement with immediate effect by written notice if the other party shall file for bankruptcy, shall be adjudicated bankrupt, shall take advantage of applicable insolvency laws, shall make an assignment for the benefit of creditors, shall be dissolved, or shall have a receiver appointed for its property.

9. REPRESENTATIONS AND WARRANTIES

     Product Warranty. ACCELR8S WARRANTS ITS PRODUCTS AGAINST DEFECTS IN MATERIALS AND WORKMANSHIP, WITHIN THE EXPIRATION DATE IDENTIFIED ON PRODUCT PACKAGING, SUBJECT TO STORAGE WITHIN THE LIMITS SPECIFIED ON PRODUCT LABELING, AND SUBJECT TO CUSTOMER'S APPLICATION OF THE PRODUCTS ACCORDING TO ACCELR8'S INSTRUCTIONS FOR USE. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     A copy of Accelr8's standard terms of sale to end users is provided as Attachment D and shall be included into the agreement while clauses of standard terms of sale refer to warranties and limited-use matters.

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10. APPLICABLE LAW

     This Agreement shall be construed and interpreted in accordance with the laws of the state of Colorado.

11. ARBITRATION

     This Agreement is made on the basis of mutual confidence, and it is understood that the differences, if any, during the life of this Agreement should freely be discussed between the two Parties.

     In the event the Parties hereto cannot satisfactorily settle any claim. disagreement or controversy arising out of: or related to, this Agreement or its interpretation, performance, nonperformance, breach of respective right and obligations hereunder, such disagreement or dispute arising in connection with or related to this Agreement shall be finally settled under the Rules of conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Any arbitration brought by SCHOTT or Accelr8 shall be brought in Denver, Colorado.

12. CONFIDENTIALITY

        12.1 Confidential Information. During the validity of this Agreement, as well as for five (5) years thereafter, SCHOTT and Accelr8 will keep secret any Confidential Information received from the other under this Agreement unless and to the extent such Confidential Information:

     o which the receiving party can demonstrate by written evidence to be in the public domain (provided that information in the public domain has not or does not come into the public domain as the result of unauthorized disclosure by the receiving party or any employees thereof),
     o is or subsequently becomes general public knowledge without fault of the receiving party,
     o has been obtained from a Third Party without obligation toward the disclosing party, or
     o has been developed independently by receiving party without recourse to inform obtained hereunder.

     12.2 Certain Obligations. During the term of this Agreement and for a period of five (5) years from the termination or expiration of this Agreement and subject to the limitations listed above, SCHOTT and Accelr8 agree:

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     o    to use confidential information only for the purposes contemplated under this Agreement,

     o to treat the Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

     o to take all reasonable precautions to prevent the disclosure to the Confidential Information to a Third Party without written consent of the other party, and

     o to only disclose the Confidential Information to those Affiliates, and to those employees and agents of its and its Affiliates, who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality substantially similar to those set forth herein.

     12.3 Disclosure of Agreement. Notwithstanding the above provisions for confidentiality, the Parties agree that either Party may publicly disclose the existence of this Agreement in the interest of fair disclosure to shareholders. In such an event, the issuing Party will obtain the review and approval of the non-issuing Party, which approval will not be unreasonably withheld. Specifically the Parties agree to issue a joint press release immediately subsequent to the execution of this Agreement.

     12.4 Termination. Upon termination of this Agreement and upon the request of the disclosing party, the receiving party shall promptly return to the disclosing party, at its request, all copies of Confidential Information received from such party, and shall return or destroy, and document the destruction of: all Confidential Information of the other party in any form except for one (1) copy retained for archival purposes.

13. MISCELLANEOUS

     13.1 Assignments. This Agreement shall not be assignable by the other party to any third party without the written consent of the other party, which consent will not be withheld unreasonably.

     13.2 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof: and all prior understandings, representations and warranties between the parties are superseded by this Agreement.

     13.3 Amendments. Changes and Additional provisions to this Agreement shall be binding for the parties only if mutually agreed upon in writing and signed effectively by the parties. This Agreement may be used as a basis for further supply agreements between SCHOTT and Accelr8, in which case the Parties agree that Attachments A and B will be amended and adjusted accordingly and signed by both parties.

     13.4 Severability. If any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic structure of this Agreement.

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     13.5 Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing, and shall be sent by mail, or facsimile transmission. Notices sent by mail shall be sent by express mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by facsimile transmission shall be deemed to have been given on the date that confirmation of successful transmission is documented. Notices shall be sent as follows:

     If to SCHOTT:
     Attention: Dr. Lutz Weluneier
     Microarray Solutions
     SCHOTT Jenaer Glas, GmbH
     07745 Jena, Germany

     Tel: +49 (0) 3641-68191973
     Fax: +49 (0) 3641-681973

     If to Acce1r8:
     Attention: Thomas V. Geimer
     Accelr8 Technology Corporation
     7000 North Broadway
     Bldg 3-307
     Denver, CO 80221 USA

     Tel: 1 (303) 863-8088
     Fax: 1 (303) 863-1218

     Either party may change its address for notices or facsimile number at any time by sending written notice to the other party.

     13.6 Independent Contractor. Nothing herein shall create any association, partnership, joint venture or the relation of principal and agent between the Parties hereto, it being understood that each party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other's representatives in any way.

     13.7 Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

     13.8 Counterparts. This Agreement may be executed in counterparts (including facsimile signatures), each of which shall be deemed to be an original and both of which shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

SCHOTT Jenaer Glas GmbH

By: __________________________

Name: ________________________

Title: _______________________

DATE: ________________________



By: __________________________

Name: ________________________

Title: _______________________

DATE: ________________________



ACCELR8 TECHNOLOGY CORP.

By: __________________________

Name: Thomas V. Geimer

Title: Chairman and CEO

Date: 11/29/04